UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 22, 2023

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39317	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5701 N. Pima Road Scottsdale, Arizona	85250
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

On June 22, 2023 (the “Closing Date”), ON Semiconductor Corporation (the “Company”) entered into a $1.5 billion senior revolving credit facility (the “Revolving Credit Facility”), the terms of which are set forth in a Credit Agreement (the “New Credit Agreement”), dated as of June 22, 2023, by and among the Company, as borrower, the several lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, BMO Capital Markets, Corp., BNP Paribas Securities Corp., Citibank, N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, HSBC Securities (USA) N.A., Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD, PNC Bank, National Association and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, and BMO Capital Markets, as sustainability structuring agent. Subject to the terms and conditions of the New Credit Agreement, on the Closing Date, the Company borrowed an aggregate amount of $375,000,000 under the Revolving Credit Facility (the “Gross Proceeds”).

Use of Proceeds

On the Closing Date, the Company used the Gross Proceeds to (i) refinance, repay and terminate, including discharging and releasing all security and guaranties (subject to the timelines contemplated in the New Credit Agreement) in respect of, all of the Company’s and its subsidiaries’ indebtedness under the credit agreement by and among the Company as borrower, the several lenders from time to time parties thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties thereto, dated as of April 15, 2016, as amended (the “Existing Credit Agreement”) (other than indebtedness comprised of a letter of credit previously issued under the Existing Credit Agreement which is permitted to remain outstanding under the New Credit Agreement) and (ii) pay accrued and unpaid interest, costs and expenses incurred in connection with the transactions consummated on the Closing Date. The proceeds of any borrowings under the Revolving Credit Facility made after the Closing Date will be available for working capital, capital expenditures and other general corporate purposes of the Company and its restricted subsidiaries, including the financing of permitted acquisitions, other permitted investments and any other purposes not prohibited by the New Credit Agreement.

Interest Rates

Borrowings under the New Credit Agreement may be incurred in U.S. Dollars, Sterling, Euros, Japanese Yen or any other currency approved by the Administrative Agent and the Lenders, subject to certain qualifications described in the New Credit Agreement. Regardless of currency, all borrowings under the New Credit Agreement may, at the Company’s option, be incurred as adjusted term SOFR loans (“Term Benchmark Loans”), adjusted daily simple RFR loans (“RFR Loans”) or alternate base rate loans (“ABR Loans”).

Term Benchmark Loans will accrue interest, for any interest period, at (a) a base rate per annum equal to (x) the Adjusted Term SOFR Rate, (y) the Adjusted EURIBOR Rate or (z) the Adjusted TIBOR Rate (each, as defined below), as applicable, plus 1.25%.

RFR Loans will accrue interest, for any interest period, at (a) a base rate per annum equal to the Adjusted Daily Simple RFR (as defined below), plus 1.25%.

ABR Loans will accrue interest, for any interest period, at (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. (or such other methodology as specified in the New Credit Agreement) in effect on such day, (b) the greater of (1) the Federal Funds Effective Rate (as defined in the New Credit Agreement) in effect on such day and (2) the Overnight Bank Funding Rate (as defined in the New Credit Agreement) in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month interest period (or if such day is not a business day, the immediately preceding business day) (determined after giving effect to any applicable

“floor”) plus 1.00%; provided that, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Rate (as defined below), subject to the interest rate floors set forth in the New Credit Agreement, plus (b) an applicable rate equal to 0.25%.

After the completion of the Company’s first full fiscal quarter occurring after the Closing Date, the applicable rate for borrowings under the Revolving Credit Facility may be increased if the Company’s total net leverage ratio (as described below) increases (or decreased if, after any applicable increase, the Company’s total net leverage ratio decreases).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing (as defined in the New Credit Agreement) denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR (as defined in the New Credit Agreement) for Sterling, plus (b) 0.10% and (ii) with respect to any RFR Borrowing (as defined in the New Credit Agreement) denominated in U.S. Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for U.S. Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of the New Credit Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing (as defined in the New Credit Agreement) denominated in Euros for any interest period, an interest rate per annum equal to (a) the EURIBOR Rate (as defined in the New Credit Agreement) for such interest period multiplied by (b) the Statutory Reserve Rate (as defined in the New Credit Agreement); provided that if the Adjusted EURIBOR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of the New Credit Agreement.

“Adjusted Term SOFR Rate” means, for any interest period, an interest rate per annum equal to (a) the Term SOFR Rate for such interest period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of the New Credit Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any interest period, an interest rate per annum equal to (a) the TIBOR Rate (as defined in the New Credit Agreement) for such interest period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of the New Credit Agreement.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate (as defined in the New Credit Agreement) at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days (as defined in the New Credit Agreement) prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator (as defined in the New Credit Agreement).

Maturity Dates

The Revolving Credit Facility will mature on June 22, 2028.

Mandatory Prepayments

Following the Closing Date, amounts outstanding under the Revolving Credit Facility will be subject to mandatory prepayments to the extent the Administrative Agent notifies the Company at any time that the aggregate amount of revolving loans and letters of credit then outstanding exceeds the aggregate revolving commitments of the Lenders, which mandatory prepayments shall be in an amount equal to such excess and paid within one business day after the Company receives such notice from the Administrative Agent.

Certain Covenants and Events of Default

The New Credit Agreement contains certain affirmative and negative covenants that are customary for credit agreements of this nature. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates; provided that such negative covenants may be adjusted as specified in the New Credit Agreement upon the Company’s election following the achievement of an investment-grade rating for any class of senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Company, if any (an “Investment Grade Rating Trigger Date”). The New Credit Agreement contains one financial covenant: a maximum total net leverage ratio of (x) consolidated total indebtedness less unrestricted cash and cash equivalents and the aggregate amount of unamortized financing fees of the Company and its restricted subsidiaries to (y) consolidated earnings before interest, taxes, depreciation and amortization and other adjustments described in the New Credit Agreement for the trailing four consecutive quarters of (a) for any period ending prior to the Investment Grade Rating Trigger Date, if any, 4.00 to 1.00 and (b) for any period ending after the Investment Grade Rating Trigger Date, if any, 3.50 to 1.00 for such fiscal quarter; subject to, with respect to clause (a) and clause (b) hereto, adjustments (as specified in the New Credit Agreement) in connection with Permitted Acquisitions (as defined in the New Credit Agreement) involving cash and non-cash consideration payable by the Company and its restricted subsidiaries in connection therewith in an amount in excess of $250,000,000 in the aggregate.

The New Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the New Credit Agreement and cross-default other indebtedness of the Company.

Certain Relationships

In the ordinary course of their respective businesses, certain of the Lenders and other parties to the New Credit Agreement and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company and any of its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Guarantee Agreement

On the Closing Date, certain of the Company’s domestic subsidiaries, as grantors (the “Guarantors”) entered into a Guarantee Agreement with the other signatories thereto and the Administrative Agent, pursuant to which the Company’s obligations under the New Credit Agreement are guaranteed by the Guarantors, subject to customary exceptions.

Security Agreement

On the Closing Date, the Company entered into a Security Agreement with the other signatories thereto, as grantors, and the Administrative Agent, pursuant to which the Company’s obligations under the New Credit Agreement are secured by the Company and certain of the domestic subsidiaries of the Company, including via a pledge of substantially all of the assets of the Guarantors, including a pledge of the equity interests in certain of the Company’s domestic and first-tier foreign subsidiaries, subject to customary exceptions.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure regarding the Existing Credit Agreement set forth under “New Credit Agreement—Use of Proceeds” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “New Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 22, 2023, by and among ON Semiconductor Corporation, as borrower, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, BMO Capital Markets, Corp., BNP Paribas Securities Corp., Citibank, N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, HSBC Securities (USA) N.A., Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD, PNC Bank, National Association and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners and BMO Capital Markets, as sustainability structuring agent.

10.2	Guarantee Agreement, dated as of June 22, 2023, among the signatories thereto, as grantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent.

10.3	Security Agreement, dated as of June 22, 2023, among ON Semiconductor Corporation and the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: June 26, 2023	By:	/s/ THAD TRENT
	Name:	Thad Trent
	Title:	Executive Vice President, Chief Financial Officer and Treasurer